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                                  EXHIBIT 5.1

                                 June 17, 1996



Anika Research, Inc.
236 West Cummings Park
Woburn, MA 01801

Ladies and Gentlemen:

     This opinion is delivered in our capacity as counsel to Anika Research, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of an additional 1,000,000 shares of common stock, par value $.01 per share, of the Company (the "Shares"), issuable under the Company's 1993 Stock Option Plan (the "Plan").

     As counsel for the Company, we have examined the Company's Amended and Restated Articles of Organization and By-laws, each as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion. We have also relied upon representations from the Company as to certain factual matters relevant to this opinion.

     Based on the foregoing, we are of the opinion that the Shares are duly authorized by the Company, and such shares when issued and paid for in accordance with the terms of the Plan will be legally issued, fully paid and non-assessable.

     We hereby consent to being named as counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   GOODWIN, PROCTER & HOAR  LLP


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